PURCHASE AND SALE AGREEMENT

                        by and among

                  XCL, LTD. ("Guarantor"),

                 XCL-TEXAS, INC. ("Seller")

                            and

                CODY ENERGY, INC. ("Buyer")

                           dated

                     December 28, 1995


                   Mestena Grande Field

                  Jim Hogg County, Texas



                    TABLE OF CONTENTS

                                                 Page
                                                 ----

ARTICLE I    Definitions                           1
     1.1     Allocated Value(s)                    1
     1.2     Basic Documents                       1
     1.3     Closing                               2
     1.4     Closing Date                          2
     1.5     Effective Date                        2
     1.6     Environmental Laws                    2
     1.7     Lease or Leases                       2
     1.8     Marketable Title                      2
     1.9     Permitted Encumbrances                2
     1.10    Property or Properties                3
     1.11    Records                               4
     1.12    Special Limited Title Warranty        4
     1.13    Termination Date                      4
     1.14    Title Defect                          4
     1.15    Wells                                 4

ARTICLE II   Purchase and Sale                     5
     2.1     Purchase and Sale                     5
     2.2     Transfer of Ownership                 5

ARTICLE III  Purchase Price                        5
     3.1     Purchase Price                        5
     3.2     Allocation of the Purchase Price      5
     3.3     Manner of Payment of Purchase Price   5
     3.4     Adjustments to Preliminary Purchase
             Price                                 5

ARTICLE IV   Inspection and Title Examinations     7
     4.1     Inspection of Files                   7
     4.2     Defect Adjustments                    8
     4.3     Casualty Loss                         9
     4.4     Identification of Additional
             Defective Interests                   9

ARTICLE V    Assumption of Obligations;
             Indemnities                          10
     5.1     Buyer                                10
     5.2     Seller                               10
     5.3     Environmental Indemnity              10
     5.4     Retention of Certain Claims and
             Litigation                           11

ARTICLE VI   Seller's and Guarantor's
             Representations and Warranties       11
     6.1     Seller                               11
     6.2     Guarantor                            14

ARTICLE VII  Buyer's Representations
             and Warranties                       15
     7.1     Buyer                                15

ARTICLE VIII Third Party Approvals Prior
             to Closing                           16
     8.1     Third Party Approvals                16

ARTICLE IX   Additional Agreements of the
             Parties                              16
     9.1     Assignment                           16
     9.2     Settlement Statement                 16
     9.3     Review                               16
     9.4     Compliance With Conditions           16
     9.5     Confidentiality                      16
     9.6     Inconsistent Activities              17
     9.7     Section 754 Election                 17
     9.8     Warranty Disclaimer                  17

ARTICLE X    Buyer's Conditions Precedent to
             Obligations                          18
     10.1    Conditions Precedent to
             Obligations of Buyer                 18

ARTICLE XI   Seller's Conditions Precedent
             to Obligations                       19
     11.1    Conditions Precedent to Obligations
             of Seller                            19

ARTICLE XII  Right of Termination and
             Abandonment                          20
     12.1    Termination                          20
     12.2    Liabilities Upon Termination         20

ARTICLE XIII Transactions at and after
             Closing; Procedure                   20
     13.1    Closing Date Procedure               20
     13.2    Closing Documents                    21
     13.3    Time of Closing                      21
     13.4    Place of Closing                     21
     13.5    Closing Obligations                  21
     13.6    Further Assurances                   22
     13.7    Post-Closing Adjustments             22

ARTICLE XIV  Miscellaneous                        22
     14.1    Notices                              22
     14.2    Binding Effect                       23
     14.3    Counterparts                         23
     14.4    Expenses                             23
     14.5    Section Headings                     23
     14.6    Entire Agreement                     23
     14.7    Governing Law                        24
     14.8    Survival of Representations and
             Warranties                           24
     14.9    Assignment                           24
     14.10   Public Announcements                 24
     14.11   Notices After Closing                24
     14.12   Guaranty                             24



                            EXHIBITS


A     Leases

B     Wells

C     Allocated Values

D     Retained Liabilities

E     Tax Partnerships

F     Form of Assignment

G     Seller's Form of Officer's Certificate

H     Seller's Form of Opinion of Counsel

I     Guarantor's Form of Opinion of Counsel

J     Buyer's Form of Officer's Certificate

K     Buyer's Form of Opinion of Counsel



                 PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into this 28th day of December, 1995, by and among XCL, LTD., a Delaware corporation ("Guarantor"), XCL-TEXAS, INC., a Texas corporation ("XCL" or "Seller"), both with offices at 110 Rue Jean Lafitte, Lafayette, Louisiana 70508, and CODY ENERGY, INC., a Delaware corporation with an office at 7555 East Hampden Avenue, Suite 600, Denver, Colorado 80231 ("Cody" or "Buyer").


                           Recitals
                           --------

     A. Seller owns certain interests in oil and gas properties located in Mestena Grande Field, Jim Hogg County,
Texas, as more fully described in Section 1.10 below (the
"Properties");

     B. Seller desires to sell and assign to Buyer and Buyer desires to purchase from Seller all of Seller's interest in and to the Properties upon the terms and conditions and for the consideration set forth in this Agreement.


                           Agreement
                           ---------

     In consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:


                           ARTICLE I
                          Definitions
                          -----------

     For purposes of this Agreement, the following terms, in addition to the other capitalized terms used in this Agreement which are defined elsewhere herein, shall have the meanings set forth below:

     1.1   Allocated Value(s) - Those values allocated to the
Properties pursuant to Section 3.2 and described on Exhibit "C."

     1.2 Basic Documents - The contractually binding arrange ments to which the Properties may be subject and that will be binding on the Properties or on Buyer after the Closing, including, without limitation, all Leases comprising the Properties, assignments of interests or overriding royalties or similar interests; division orders; operating agreements; oil, gas, liquids, casinghead gas and condensate purchases, sales, processing, gathering, treatment, compression, brokerage, and transportation agreements; farmout or farmin agreements; joint venture, dry hole, bottom hole, acreage contribution, purchase and acquisition agreements and options; area of mutual interest agreements; salt water disposal agreements; servicing equipment or materials contracts; unitization, unit operating, communitization or pooling agreements, declarations or orders; easements, rights-of-way, surface leases, permits, licenses, servitudes or other interests that will be binding on the Properties or Buyer after the Closing.

     1.3 Closing - The consummation of the purchase and sale transaction contemplated by this Agreement.

     1.4 Closing Date - The Closing Date shall be date on which the Closing occurs.

     1.5 Effective Date - The Effective Date of this transaction shall be on September 1, 1995, 7 a.m. local time where the Properties are located.

     1.6 Environmental Laws - All federal, state or local laws, rules, orders, directives or regulations, whether now existing or as same may be hereafter amended or enacted from time to time, pertaining to health or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and the Resources Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984.

     1.7 Lease or Leases - Those oil, gas and mineral leases described on Exhibit "A" and the lands covered thereby and all extensions, renewals, replacements, substitutions, protective or other leases covering or purporting to cover the interests covered or purported to be covered by the described leases.

     1.8   Marketable Title - Such record title that:
(a) entitles Seller to receive not less than the "Net Revenue Interest" set forth on Exhibit "B" of all oil, gas, sulfur and associated liquid and gaseous hydrocarbons and other associated gases produced, saved and marketed from the formations located on the Properties for the productive life of such Properties;
(b) obligates Seller to bear costs and expenses relating to the maintenance, development and operation of the Properties in an amount not greater than the "Working Interest" set forth on Exhibit "B"; and (c) is free and clear of any and all encumbrances, liens and Title Defects, subject only to the Permitted Encumbrances.

     1.9   Permitted Encumbrances

          (a) Lessor's royalties, overriding royalties, net profit interests, carried interests, reversionary interests and other similar burdens existing of record on the Effective Date, and all agreements having to do with operating the Properties and marketing hydrocarbons therefrom if the net cumulative effect of such burdens or agreements does not operate to (x) reduce the net revenue interest of any Property to less than the "Net Revenue Interest" set forth on Exhibit "B" or (y) increase the leasehold working interest of any Property to more than the "Working Interest" set forth on Exhibit "B" without a proportionate increase in the Net Revenue Interest;

          (b) preferential rights to purchase and required third-party consents to assignments and similar agreements with respect to which prior to the Closing Date (i) written waivers or consents are obtained from the appropriate parties or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

          (c) liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested by Seller in good faith in the normal course of business;

          (d) easements, rights-of-way, servitudes, permits, surface leases, conditions, covenants or other restrictions and easements for surface operations, streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Properties, provided that such rights shall not have a material adverse effect on the ownership, use, operation or value of the Properties; and

          (e) liens of operators relating to obligations not yet due or pursuant to which Seller is not in default that are not such as will interfere materially with the ownership, operation, value or use of the Properties.

     1.10 Property or Properties - All of Seller's undivided right, title and interest in the Mestena Grande Field, Jim Hogg County, Texas, including, without limitation, the Leases, Seller's working interests, overriding royalty interests, reversionary interests, net profits interests, net revenue interests and any other similar or dissimilar interests, and the underlying oil, gas and mineral leasehold estates associated therewith, including Seller's right, title and interest in, to, under and derived from:

          (a) petroleum, hydrocarbons and associated gases stored upon or produced from the Leases, or attributable to them in any unit of which the Leases are a part;

          (b) the Leases, including rights to the undivided interests described on Exhibit "B" in and to the leasehold estates and mineral rights created by the Leases, licenses, permits and other agreements and the undivided mineral fee interests and the overriding royalty interests in the Leases, and such rights and interests that cover and relate to the land covered by the Leases (herein called the "Lands"), together with each and every kind and character of right, title, claim or interest which Seller has in and to the Leases or the Lands;

          (c)   Basic Documents;

          (d)   Records;

          (e) the right to use the surface of any of the Lands or other properties of Seller for access to the Leases;

          (f)   presently existing and valid pooling,
communitization and unitization agreements and the properties covered and/or the units created thereby affecting the Leases, Wells or other Properties;

          (g) proprietary seismic data covering the Lands which is or can be made assignable to Buyer;

          (h)   the Wells; and

          (i) the other equipment and other personal and real and personal property, improvements, structures, buildings, pipelines, related facilities, inventories, easements, rights-of-way, permits, licenses, servitudes, surface leases, water leases and any other estates in land situated in or upon, or presently used or held for future use in connection with the exploration, development and production of oil, gas and other minerals, sulphur, associated liquid and gaseous hydrocarbons, and other associated gas from any of the Properties or the treatment, storage or transportation of such substances therefrom, water lines, gas lines, buildings, fixtures, machinery, gas gathering or processing systems or pipelines, power lines, telephone and telegraph lines, roads and all other fixtures and improvements as of the Effective Date appurtenant to the Leases, but with all additions thereto and deletions therefrom occurring in the ordinary course of the conduct of business from the Effective Date through Closing.

     1.11 Records - With the exception of all of Seller's corporate, financial and general tax records, computer programs and proprietary seismic or other data, such term shall include copies of all non-proprietary seismic data files (except for those with respect to which Seller is prohibited from transferring by agreements with third parties), lease files, land files, well files, contract files including gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, and all other books, files and records, information and data (including engineering and geological data, interpretation and analysis), and all rights thereto, of Seller, insofar as the same are related to any of the Properties.

     1.12 Special Limited Title Warranty - A limited title warranty as to the Properties against the claims of persons claiming by, through or under Seller, but not otherwise.

     1.13   Termination Date - The Termination Date shall be
January 5, 1996, or such other date as the parties hereto may agree on.

     1.14 Title Defect - Any encumbrance, lien, encroachment, claim, irregularity, defect in or objection to Seller's title to any portion of the Properties, expressly excluding Permitted Encumbrances, that alone or in combination with other defects does or may render Seller's title to any portion of the Properties less than Marketable Title.

     1.15 Wells - The personal property, fixtures and improvements, as of the Effective Date but with all additions thereto and deletions therefrom occurring in the ordinary course of the conduct of business from the Effective Date through Closing, located upon the Lands, appurtenant thereto, or used and charged to the Leases for the production, treatment, sale, disposal or injection of hydrocarbons, water or brine produced therefrom or attributable thereto, including, without limitation:
(a) all equipment, casing, tubing, pumps, lines, separators, wellhead and in-hole equipment, pipes, tanks, motors, pipelines, meters, regulators, gathering lines, fixtures, buildings, structures and all other oilfield equipment and material, installed and in inventory, used or useful in the operation of the Properties; and (b) crude oil, condensate and products in storage and in pipelines, all as further described in Exhibit "B" (the "Wells").


                         ARTICLE II
                      Purchase and Sale
                      -----------------

     2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, transfer, assign, set over and deliver the Properties or cause to be sold, conveyed, transferred, assigned, set over and delivered on the Closing Date, but effective as of the Effective Date, and Buyer agrees to purchase the Properties on the Closing Date, but effective as of the Effective Date as provided in this Agreement.

     2.2 Transfer of Ownership. On the Closing Date, ownership of all production attributable to the Properties conveyed to Buyer shall pass as of the Effective Date and all other attributes of ownership shall pass as of the Closing Date. All costs and expenses incurred by Seller in accordance with the terms of this Agreement for normal and necessary operation of the Properties after the Effective Date, including (a) taxes on or measured by production, (b) reasonable and customary fixed rate overhead charges prescribed by applicable operating agreements or, in the absence of operating agreements, reasonable and customary overhead charges in lieu thereof (and, in each case, excluding any allocable general and administrative expenses), and
(c) all costs or expenses incurred by Seller at the express written request or with the express written permission of Buyer in accordance with the terms of this Agreement, shall be borne by Buyer. All such costs incurred prior to the Effective Date shall be borne by Seller.


                          ARTICLE III
                        Purchase Price
                        --------------

     3.1 Purchase Price. The purchase price payable by Buyer to Seller for the Properties shall be $4,300,000.00 U.S. (the
"Preliminary Purchase Price").

     3.2   Allocation of the Purchase Price.  The Preliminary
Purchase Price shall be allocated to the Properties in the manner set forth on Exhibit "C" hereto.

     3.3 Manner of Payment of Purchase Price. The Preliminary Purchase Price, as adjusted pursuant to Section 3.4, shall be paid at the Closing by Buyer to Seller by wire transfer of immediately available funds or by such other method as may be agreed to by the parties hereto.

     3.4   Adjustments to Preliminary Purchase Price.  The
Preliminary Purchase Price shall be adjusted at the Closing Date and at the Final Settlement Date (as hereinafter defined) as follows:

          (a) The Preliminary Purchase Price shall be adjusted upward by the following:

                (1) the value of all merchantable allowable oil in storage owned by Seller above the pipeline connection at the Effective Date, and not previously sold by Seller, that is credited to its interest in the Properties, such value to be the actual price received on the Effective Date (if this price cannot be determined, then contract price, or if no contract is in effect, the market price in effect as of the Effective Date), less taxes or gravity adjustments deducted by the purchaser of such oil;

                (2) the amount of all expenditures relating to the Properties made in compliance with this Agreement (including royalties, rentals and other charges and expenses billed under applicable operating agreements, or in the absence of an operating agreement, expenses of the sort customarily billed under such agreements, but excluding Seller's general and administrative overhead expenses) with respect to the Properties which relate to the period after the Effective Date and are paid by or on behalf of Seller in connection with the operation and development of the Properties from the Effective Date to the Closing Date;

                (3) an amount equal to the current market value of any gas which Seller may be entitled to take in excess of its fractional interest in the Leases and Wells as a result of underproduction by Seller under the terms of applicable gas balancing provisions contained in the Basic Documents; and

                (4) an amount equal to all prepaid expenses made in compliance with this Agreement attributable to the Properties that are paid by or on behalf of Seller after the date hereof and prior to the Closing Date and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Date including, without limitation, prepaid utility charges, prepaid ad valorem, property, production, severance and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom.

           (b) The Preliminary Purchase Price shall be adjusted downward by the following:

                 (1) proceeds actually received or accrued by or on behalf of Seller, prior to the Closing Date (net of royalties, production, severance and sales taxes not reimbursed to Seller by the purchase of production), attributable to the Properties and that are attributable to the period of time after the Effective Date;

                 (2) an amount equal to the value (computed on the basis of the price received by Seller) of the volumes of gas which Seller is obligated, by virtue of "take or pay" agreements with respect to any of the Properties, to deliver after the Effective Date to other parties without then or thereafter receiving full payment therefor;

                 (3) an amount equal to the value (computed on the basis of the current contract price or market price, whichever is applicable) of the volumes of gas with respect to which Seller is overproduced, and which other parties may be entitled to recover in excess of their working interest share in accordance with applicable gas balancing agreements;

                 (4) an amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of the property or production of hydrocarbons or the receipt of proceeds therefrom accruing to the Properties in accordance with generally accepted accounting principles prior to the Effective Date (it being agreed that any tax measured on the basis of production shall be deemed to be a tax assessed for the period during which such production occurred regardless of the actual year of assessment), which amount shall, to the extent not actually assessed, be computed based upon such taxes and assessments for the preceding calendar year, or, if such taxes or assessments are assessed on other than a calendar year basis, for the tax related year last ended (and such adjustment at Closing on the Final Settlement Date shall be final settlement of such taxes between Seller and Buyer); and

                 (5)   an amount equal to the sum of all
adjustments pursuant to Section 4.2 (including adjustments made under Section 4.2 for the matters covered by Sections 4.3 and 4.4).


                             ARTICLE IV
                  Inspection and Title Examinations
                  ---------------------------------

     4.1 Inspection of Files. Between the date hereof and the Closing Date, Seller shall make or cause to be made available at Seller's offices for examination and reproduction by Buyer's authorized representatives all documents (including, but not limited to, all Basic Documents and Records) of every kind and character in Seller's possession or to which Seller has access relating or in any way pertaining to the Properties. To the extent the following items currently exist and are in Seller's possession or can be readily obtained from others, Seller shall provide to Buyer basic title evidence establishing Seller's Marketable Title including (a) copies of the Leases,
(b) attorneys' title opinions certifying Marketable Title to the Properties in Seller or Seller's predecessors and (c) copies of recorded or filed documents showing a chain of title to the Properties from such predecessors of Seller into Seller. Seller will cooperate with Buyer in Buyer's efforts to obtain, at Buyer's expense, such additional information relating to the Properties as Buyer may reasonably desire, to the extent in each case that Seller may do so without violating legal constraints or obligations of confidence or other contractual commitments to a third party. Seller shall cause its personnel to assist Buyer in making such investigation and shall cause the counsel, accountants, independent petroleum consultants and engineers, employees and other representatives of Seller to be reasonably available to Buyer for such purposes. During such investigation, Buyer shall have the right to make copies of such records, files and other materials as Buyer may reasonably deem advisable.

     4.2   Defect Adjustments.

          (a) "Defective Interest(s)" shall mean that portion of the Properties affected by a Title Defect or that Buyer is otherwise entitled to under Section 4.3 or 4.4 to treat as a Defective Interest, and of which Seller has been given notice by Buyer. Buyer shall give notice of a Defective Interest on or before February 2, 1996 ("Title Defect Notice"). Prior to such date, Seller shall have the right, but not the obligation, to attempt to cure any Title Defect. If Buyer desires to cure any Title Defect, Seller agrees to cooperate with Buyer in endeavoring to cure any such Title Defect (which shall not include the obligation to pay money or undertake any legal obligation). Buyer's failure to give a notice of a Title Defect shall not impair Buyer's rights under any express or implied warranty made by Seller under this Agreement.

          (b) The Preliminary Purchase Price shall be reduced by the "Value of Defect" for any Defective Interest. The Value of Defect shall be determined by the parties in good faith taking into account all relevant factors, including, but not limited to, the following:

                 (1) the Allocated Value of the Properties (set forth on Exhibit "C") which are affected by the Defective
Interest;

                 (2) the potential or actual reduction in the warranted Net Revenue Interest of the Defective Interest, or the amount by which the cost sharing percentage for such property is greater than the warranted Working Interest;

                 (3)   the productive or prospective status of
the Defective Interest (i.e., proved, developed, producing, etc.)
and the present value of the future income expected to be produced therefrom;

                 (4)   if the Title Defect represents only a
possibility of title failure, the probability that such failure will occur;

                 (5) no Title Defect will be deemed to exist on a given Property until the aggregate of the Value of Defects on such Property exceeds $5000, but such threshold shall not be considered a deductible and the Value of Defects for such Property shall be charged from first dollar.

If the parties cannot agree upon the Value of Defect for any Defective Interest prior to Closing, the total amount of Buyer's estimate of the Value of Defects for such Defective Interests, not to exceed the Allocated Value of such Property affected by such Defective Interests (which amount Buyer shall notify Seller of prior to Closing), shall be deducted from the Preliminary Purchase Price paid by Buyer at Closing if and to the extent the Preliminary Purchase Price is not adjusted at Closing (and the payment required to be made by Buyer to Seller at Closing shall be reduced by the Value of Defects determined pursuant to this
Section 4.2). Seller and Buyer shall endeavor in good faith to agree upon the Value of Defects with respect to Defective Interests within 30 days after Seller's receipt of Buyer's Title Defect Notice, but if no agreement is reached, the Value of Defects shall be determined by the engineering firm of Ryder Scott Co., employing such independent attorneys as such firm deems necessary. The engineering firm shall determine the Value of Defects within 90 days from Closing. The costs incurred in employing such engineering firm shall be borne equally by Seller and Buyer. Upon determination of the amount of the total of the Value of Defects for which no purchase price adjustment was made at Closing, the remaining portion of the Preliminary Purchase Price payable to Seller, after adjustment for the Value of Defects as determined by Ryder Scott Co., shall be accounted for on the Final Settlement Statement.

     4.3 Casualty Loss. If, prior to the Closing, all or any material portion of the Properties are destroyed by fire or other casualty, Buyer shall purchase the Properties notwithstanding any such destruction (without adjustment to the Preliminary Purchase Price therefor), in which case Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties and assign to Buyer all sums to which Seller is entitled, as the case may be, by reason of the destruction of Wells or the underlying Properties assigned to Buyer and Seller shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from third parties, including insurance proceeds, arising out of the destruction of such Wells and the Properties assigned to Buyer. Prior to the Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any destruction of such Wells and the underlying Properties without first obtaining the written consent of Buyer.

     4.4   Identification of Additional Defective Interests.

          (a) If, prior to the Closing Date, there has been substantial non-compliance with the laws, rules, regulations, ordinances or orders of any governmental or tribal agency or authority having jurisdiction over any portion of the Properties so as to have a material adverse effect on the value of the Properties, when taken as a whole, then Buyer may elect to treat such affected Properties affected by such non-compliance as Defective Interests by giving Seller notice thereof in accordance with Section 4.2(a).

          (b) If any preferential right to purchase is exercised, Buyer may elect to treat that portion of the Properties affected by such preferential right as Defective
Interests by giving Seller notice thereof in accordance with
Section 4.2(a) except that such notice may be given at any time prior to Closing.

          (c) If, prior to the Closing Date, Buyer becomes aware of any suit, action or other proceeding before any court or government agency that would result in substantial loss or impairment of Seller's title to any material portion of the Properties, or a material portion of the value thereof, Buyer may elect to treat that portion of the Properties substantially and materially affected thereby as Defective Interests by giving Seller notice thereof in accordance with Section 4.2(a).

          (d) If with respect to any preferential rights to purchase and required third party consents to assignment and similar agreements, Seller has not, prior to the Closing, received written waivers or consents from the appropriate parties, or the appropriate time period has not expired without exercise of such rights, Buyer may elect to defer the Closing Date until such time that the required waiver or consent is obtained, or until the appropriate time period has expired in which the third party may exercise any rights which could prevent the contemplated assignment of the Properties.


                           ARTICLE V
           Assumption of Obligations; Indemnities
           --------------------------------------

     5.1 Buyer. Buyer, as owner of the Properties acquired effective as of the Effective Date, shall, by the consummation of the transactions contemplated by this Agreement, obligate itself to assume and timely discharge all duties and obligations of the owner of the Properties which accrue or arise from operations conducted from and after the Effective Date or relating to taxes for periods prior to the Effective Date but due and payable after such date as to which Buyer has received a reduction in the Purchase Price pursuant to Section 3.4(b), except (i) those obligations accruing or arising from a breach by Seller of any representation, warranty, covenant or agreement contained herein and (ii) the obligation to plug, abandon or restore the wellbore, wellsite and flowlines associated with the Mestina Oil and Gas E-4 Well located approximately 1650 feet FNL, 3350 feet FWL "Palo Blanco" Antonio Pena Survey A-246, Jim Hogg County Texas (which obligations Seller expressly retains). Buyer does hereby agree to defend, save harmless and indemnify Seller, its officers, directors and stockholders, from all loss, cost, expense (including attorneys' fees and expenses), penalties and liabilities (a) arising out of any actions, suits, claims or demands incurred as a result of or arising from failure of Buyer to discharge such duties and obligations or (b) resulting from or related to any representation or warranty, agreement or covenant of Buyer contained herein being breached.

     5.2 Seller. Seller shall defend, save harmless and indemnify Buyer, and Buyer's partners, joint venturers, and successors and such parties' directors, officers and stockholders, as appropriate, from all loss, cost, expense (including attorneys' fees and expenses), penalties and liabilities (a) arising out of any actions, suits, claims or demands incurred or arising from acts or omissions of Seller as owner of the Properties prior to the Effective Date except for
(i) amounts resulting from Defective Interests for which adjustments are made pursuant to Section 4.2 and amounts covered by insurance to the extent paid or reimbursed to Buyer, and (ii) any matter with respect to which Buyer has agreed to indemnify Seller pursuant to Section 5.3, (b) resulting from or relating to any representation or warranty of Seller contained herein being untrue or any warranty, agreement or covenant of Seller contained herein being breached or (c) relating to the plugging, abandoning or restoration of any well or pipeline not listed on Exhibit "B" hereto; provided, however, that Seller's liability for any breach of the Special Limited Title Warranty shall be limited to the Allocated Value of the affected Properties, as set forth in Exhibit "C."

     5.3 Environmental Indemnity. Notwithstanding anything in this Agreement to the contrary and unless on or before the second anniversary of the Closing Date Buyer provides Seller with written notice of a specific condition relating to the physical condition of the Properties that came into existence prior to the Effective Date, commencing after the second anniversary of the Closing Date Buyer shall indemnify and hold Seller, its directors, officers, employees and agents, harmless from and against any and all claims, actions, liabilities, obligations, losses, damages, costs or expenses (including court costs and attorneys' fees) of any kind or character arising out of or otherwise relating to the physical condition (including without limitation the environmental condition) of the Properties on, before or after the Effective Date, regardless of whether such condition or the events giving rise to such condition arose on, before or after the Effective Date, and the foregoing shall specifically cover and include, without limitation, all obligations to (i) properly repair, maintain, plug and/or abandon wells located on the Properties or on the units in which such Properties participate, (ii) restore the surface of the Properties, and (iii) comply with, and/or bring the Properties into compliance with, all Environmental Laws. THE FOREGOING INDEMNITY AND HOLD HARMLESS PROVISIONS SHALL SURVIVE CLOSING AND SHALL APPLY REGARDLESS OF WHETHER SELLER OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, WERE WHOLLY OR PARTIALLY NEGLIGENT OR OTHERWISE STRICTLY LIABLE OR AT FAULT, and the indemnification and hold harmless obligations undertaken by Buyer in this Section
5.3 shall expressly cover and include such matters. To the extent that Buyer provides the requisite notice to Seller, Buyer shall not provide indemnity to Seller with respect to the condition specifically described in the notice provided that the condition described in the notice did in fact come into existence prior to the Effective Date, and Seller expressly retains all liability for such conditions and indemnifies Buyer from same.

     5.4 Retention of Certain Claims and Litigation. Seller expressly retains all rights, liabilities, obligations, risks, costs and expenses relating to or arising from the matters, claims and litigation set forth on Exhibit "D" (the "Retained Litigation"); provided, however, that with respect to the litigation set forth on Exhibit "D," Seller expressly retains only Seller's proportionate working interest share, as set forth on Exhibit "B," of such rights, liabilities, obligations, risks, costs and expenses for such litigation. Buyer agrees to promptly forward all notices, invoices, pleadings, correspondence and other materials received by it with respect to the Retained Liabilities, and to generally cooperate with Seller in Seller's defense of the Retained Liabilities. Seller will pay all invoices arising from the Retained Liabilities on a timely basis following Seller's receipt of the same. Seller hereby indemnifies and holds harmless Buyer from and against any and all costs, expenses, risks and liabilities (if any) associated with or arising from the Retained Liabilities for which Buyer is or may become liable as a result of its acquisition of the Properties; provided, however, that such indemnification shall be limited to the Allocated Value of the affected Properties, as set forth on Exhibit "C."


                             ARTICLE VI
     Seller's and Guarantor's Representations and Warranties
     -------------------------------------------------------

     6.1 Seller. Seller represents and warrants to Buyer as of the date hereof and by the terms hereof will so represent and warrant to Buyer on the Closing Date that, except as expressly provided to the contrary in this Agreement, the following statements are true and complete:

          (a) Seller is a duly organized, validly existing corporation in good standing under the law of the State of Texas. Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including the conveyance of the Properties to Buyer in accordance with this Agreement, free and clear of any rights or claims whatsoever and free and clear of any joint venture or similar relationship, other than the operating agreements listed on Exhibit "A."

          (b) The execution and delivery of this Agreement, the execution and delivery of all certificates, documents and instruments required to be executed and delivered by Seller at the Closing, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller.

          (c) This Agreement constitutes the valid, legal and binding obligation of Seller and is enforceable against it in accordance with its terms. All instruments required hereunder to be executed and delivered by Seller at the Closing will constitute valid, legal and binding obligations of Seller enforceable against Seller in accordance with their terms.

          (d) Seller's execution, delivery and performance of this Agreement does not and will not conflict with, violate or result in any liability to Seller or Buyer under any agreement governing Seller's business or affairs, any agreements or instruments to which Seller may be a party or by which Seller or any of Seller's properties are bound, any Basic Document, or any law, administrative regulation or rule or court order, judgment or decree applicable to Seller or to the Properties.

          (e) There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or, to the best knowledge of Seller based upon reasonable inquiry and investigation, threatened against Seller.

          (f) There is neither any claim, dispute, suit, action, investigation or other proceeding pending before any court or governmental agency nor, to the best knowledge of Seller based upon reasonable inquiry and investigation, threatened, against Seller or any affiliate of Seller or any of the Properties which has or might result in the impairment or loss of Seller's title to any of the Properties or the value thereof or impede the operation of the Properties, except as set forth on Exhibit "D."

          (g) To the best of Seller's knowledge based upon reasonable inquiry and investigation, there exists no unrecorded document or agreement which may result in impairment or loss of Seller's ability to convey the Properties.

          (h) Seller warrants title to the Properties in accordance with the Special Limited Title Warranty; provided, however, Seller shall subrogate Buyer to any warranty claim which Seller may have against any third party, prior owner, vendor or assignor.

          (i) Seller has Marketable Title to the Properties as of the Effective Date, has Marketable Title to the Properties as of the date hereof, and will have Marketable Title to the Properties as of the Closing Date.

          (j) Seller shall not directly or indirectly create, reserve or retain any recorded or unrecorded executory rights, overriding royalty interests, net profits interests or production payments in any of the Wells and the underlying Properties.

          (k) Seller has not received any written notice, demand or claim relating to unpaid ad valorem, property, production, excise, severance, windfall profit or similar taxes and assessments based on or measured by the ownership of property or the production or removal of hydrocarbons for the receipt of proceeds therefrom on the Properties, and due and payable as of the Effective Date.

          (l) Seller has not nor will Seller be obligated by virtue of any prepayment made under any production sales contract or any other contract containing a "take or pay" clause, or under any similar arrangement, to deliver oil, gas or other minerals produced from or allocated to any of the Properties at some future time without receiving full payment therefor at the time of delivery. Seller has conducted all sales of gas which is subject to the balancing rights of third parties in accordance with the operating agreement and gas balancing agreement covering the specific Property.

          (m) Seller has not in any respect collected, nor will Seller in any respect collect any proceeds from the sale of hydrocarbons produced from the Properties which are subject to refund.

          (n) Proceeds from the sale of oil, condensate and gas from the Properties are being received in all respects by Seller in a timely manner and are not being held in suspense for any reason.

          (o) With respect to the Basic Documents in all material respects:

               (i) all are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms;

               (ii) Seller is not and Seller has not been in breach or default with respect to any of its obligations under any Basic Document or any regulations incorporated therein or governing same;

               (iii)     all payments (including, without
limitation, royalties, delay rentals, shut-in royalties, and joint interest or other billings under unit or operating agreements) due thereunder have been made or caused to be made by Seller;

               (iv)     Seller has not given or threatened to
give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Basic Document or any provision thereof;

               (v)     the execution and delivery of this
Agreement and the consummation of the transactions contemplated hereby will not result in a breach of, constitute a default under, or result in a violation of the provisions of any Basic Document and none of the Basic Documents will require, after the Effective Date, that any advance payments be made to any party;

               (vi) there are no limitations as to the depths covered or substances to which such interests purport to apply, except as set forth on Exhibit "A."

          (p) Seller is not aware of any physical change in the Wells and the Properties (other than operations and production in the ordinary course) which would have a material adverse effect on the value, use or operation of the Wells and the Properties (other than declines due to normal depletion).

          (q) Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Buyer shall have any responsibility whatsoever.

          (r)   Exhibit "E" contains a schedule of all
partnerships, that is, all entities and arrangements for which partnership returns are, will or are required to be filed for federal income tax purposes, in which Seller is a direct or indirect participant.

     6.2 Guarantor. Guarantor represents and warrants to Buyer as of the date hereof and by the terms hereof will so represent and warrant to Buyer on the Closing Date that, except as expressly provided to the contrary in this Agreement, the following statements are true and complete:

          (a) Guarantor is a duly organized, validly existing corporation in good standing under the law of the State of Delaware and is duly qualified or registered and in good standing in each jurisdiction necessary in order to accomplish the terms of this Agreement. Guarantor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

          (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Guarantor.

          (c) This Agreement constitutes the valid, legal and binding obligation of Guarantor and is enforceable against it in accordance with its terms.

          (d) Guarantor's execution, delivery and performance of this Agreement does not and will not conflict with, violate or result in any liability to Guarantor or Buyer under any agreement governing Guarantor's business or affairs, any agreements or instruments to which Guarantor may be a party or by which Guarantor or any of Guarantor's properties are bound, any Basic Document, or any law, administrative regulation or rule or court order, judgment or decree applicable to Guarantor or to the Properties.

          (e) There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or, to the best knowledge of Guarantor based upon reasonable inquiry and investigation, threatened against Guarantor.

          (f) There is neither any claim, dispute, suit, action, investigation or other proceeding pending before any court or governmental agency nor, to the best knowledge of Guarantor based upon reasonable inquiry and investigation, threatened, against Guarantor or any affiliate of Guarantor or any of the Properties which has or might result in the impairment or loss of Seller's title to any of the Properties or the value thereof or impede the operation of the Properties, except as set forth on Exhibit "D."

          (g) Guarantor shall maintain its corporate existence for a period of 24 months following the Closing Date; provided however, Guarantor may enter into a merger, consolidation, reorganization or other corporate transaction, whether or not Guarantor is the surviving corporation, so long as Guarantor's obligations under this Agreement are assumed by the surviving entity.


                         ARTICLE VII
            Buyer's Representations and Warranties
            --------------------------------------

     7.1 Buyer. Buyer represents and warrants to Seller as follows:

          (a) Buyer is a corporation duly organized and existing under the laws of the State of Delaware.

          (b) The execution and delivery of this Agreement, the execution and delivery of all certificates, documents and instruments required to be executed and delivered by Buyer at the Closing, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Buyer.

          (c) This Agreement constitutes the valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and at the Closing, all instruments required hereunder to be executed and delivered by Buyer at the Closing will, when executed and delivered, constitute valid and binding agreements of Buyer enforceable against it in accordance with their respective terms.

           (d) Buyer's execution, delivery and performance of this Agreement does not and will not conflict with or violate or result in any liability to Buyer or Seller under any material agreement governing Buyer's organization, management, business or affairs, including Buyer's Certificate of Incorporation or, in any material respect, any agreement or instrument to which Buyer may be a party or by which Buyer is bound, or any material law, administrative regulation or rule or court order, judgment or decree applicable to Buyer.

          (e) Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Seller shall have any responsibility whatsoever.


                           ARTICLE VIII
            Third Party Approvals Prior to Closing
            --------------------------------------

     8.1 Third Party Approvals. From the date hereof until the Closing Date, Seller and Buyer jointly shall identify and Seller shall diligently endeavor to obtain any and all necessary consents, waivers (including waiver of preferential purchaser rights), permissions and approvals of third parties or governmental authorities in connection with the sale and transfer of the Properties.


                            ARTICLE IX
                Additional Agreements of the Parties
                ------------------------------------

     9.1 Assignment. Not less than 5 days prior to Closing, Buyer shall prepare and submit to Seller for review a draft assignment of the Properties substantially in the form of Exhibit "F."

     9.2 Settlement Statement. Not less than 5 business days prior to Closing, Buyer shall prepare and submit to Seller for review a draft settlement statement and all necessary documentation reasonably required to confirm the information on the draft settlement statement. Seller will endeavor to confirm such information prior to Closing. Buyer will provide such additional information relating to the draft settlement statement as is reasonably requested by Seller.

     9.3 Review. The provisions of this Agreement and the various documents and agreements to be executed and delivered pursuant hereto relating to representations, warranties, indemnities and agreements of a party hereto shall not be altered or modified by the Closing or by the other party's knowledge of any event or review of any documents or other matters. However, each party agrees that it will use reasonable efforts to notify the other party of any material breach of any of the other party's warranties, representations, indemnities and agreements of which the first party has actual knowledge.

     9.4 Compliance With Conditions. Each party will proceed diligently to cause all the conditions to the other party's obligations to the Closing to be satisfied.

     9.5 Confidentiality. Buyer acknowledges that, pursuant to its right of access to books and records, Buyer will become privy to confidential information concerning Seller and that communication of such confidential information to third parties (unless such communication of information is authorized prior to disclosure thereof in writing by Seller) could irreparably injure Seller in the event that the sale and purchase contemplated hereby is not consummated. If the Closing should not occur for any reason, all confidential information concerning Seller obtained by Buyer pursuant to or in anticipation of executing this Agreement shall be kept confidential; provided that such obligation shall not apply to information (a) required to be disclosed by any law, order, rule, regulation or proceeding,
(b) that is or becomes public knowledge, other than as a result of a default by Buyer of this Agreement and (c) that Buyer obtains from third parties where such transfer by the third party does not violate any obligation of such third party to Seller.
If the Closing should occur, the foregoing confidentiality restrictions on Buyer shall terminate, but Seller shall keep confidential all information regarding the Properties for the benefit of Buyer subject to the same exceptions as apply to Buyer above.

     9.6 Inconsistent Activities. Unless and until this Agreement has been terminated pursuant to Article XII, Seller shall not without prior written consent of Buyer (a) directly or indirectly solicit, entertain, or cause any other person to solicit or entertain, any offer to acquire the Properties,
(b) provide information to another concerning the Properties (except in the ordinary course of the operation of the Properties) or (c) enter into any negotiations for or enter into any agreement that provides, or under certain circumstances would provide, for the acquisition of the Properties by a person other than Buyer, except as required to comply with preferential purchase right obligations.

     9.7 Section 754 Election. For each partnership, joint venture or tax partnership to which any of the Properties are subject, Seller shall, at Buyer's election, (a) cause such partnership, joint venture or tax partnership to elect under
Section 754 of the Internal Revenue Code of 1986 (the "Code") to adjust the basis of its assets with respect to the transfer of a partnership interest, effective for the taxable year of the transfer, or (b) cause the relevant Property to be conveyed free of such partnership, joint venture or tax partnership. With respect to each such partnership, joint venture or tax partnership of Seller, Seller shall exercise its reasonable efforts in making available to Buyer all financial and tax data necessary or helpful to determine whether a Section 754 election would be advantageous to Buyer for the taxable year of the Closing.

     9.8 Warranty Disclaimer. SUBJECT TO BUYER'S RIGHTS TO ASSERT TITLE DEFECTS AFTER CLOSING PURSUANT TO THE TERMS OF THIS AGREEMENT AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SELLER'S SPECIAL LIMITED TITLE WARRANTY, ANY REPRESENTATIONS OR WARRANTIES OF TITLE, WHETHER IMPLIED, STATUTORY OR OTHERWISE, ARE HEREBY DISCLAIMED. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT OR IN ANY CONVEYANCE EXECUTED PURSUANT HERETO ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. WITHOUT LIMITATION OF THE FOREGOING, THE PERSONAL PROPERTY AND EQUIPMENT ASSOCIATED WITH THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY OF THE EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER SHALL HAVE INSPECTED OR WAIVED ITS RIGHT TO INSPECT WITHIN THE TIME FRAMES SET FORTH IN THIS AGREEMENT THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF POLLUTANTS, HAZARDOUS SUBSTANCES, SOLID WASTES OR NATURALLY OCCURRING RADIO-ACTIVE MATERIALS ("NORM"). SUBJECT TO BUYER'S RIGHT TO GIVE WRITTEN NOTICE OF ENVIRONMENTAL DEFECTS AS SET FORTH IN SECTION 5.3, BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTIES, AND BUYER ACCEPTS ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION. IN ADDITION, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THE AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE INTERESTS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN THE DATA OR MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW AND EXCEPT AS PROVIDED OTHERWISE HEREIN.


                          ARTICLE X
       Buyer's Conditions Precedent to Obligations
       -------------------------------------------

     10.1 Conditions Precedent to Obligations of Buyer. Unless otherwise specifically provided herein, the obligations of Buyer hereunder at the Closing shall be subject, at its option, to the following conditions:

          (a) all representations and warranties and other statements of Seller herein are at the date hereof and, as of the Closing Date, true and correct with the same force and effect as if they had been made on the Closing Date, it being agreed that any warranty or representation made only to the best knowledge of Seller shall in fact be true as a condition to the obligation of Buyer to close regardless of Seller's knowledge of such fact;

          (b) Seller shall deliver to Buyer an officer's certificate at Closing in form attached hereto as Exhibit "G";

          (c)   Seller shall have performed all of its
obligations hereunder to be performed at or prior to the Closing;

          (d)   the aggregate of all adjustments to the
Preliminary Purchase Price for Defective Interests shall not exceed 10% of the Preliminary Purchase Price;

          (e) no suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit the Closing or seeking damages against Seller or Buyer as a result of the consummation of this Agreement;

          (f) Buyer and Seller shall have received all material consents, permissions, novations and approvals by third parties in connection with the sale and transfer of the Properties, and all necessary waivers of any preferential and similar rights of third parties to purchase any part of the Properties, except certain governmental consents customarily generated and received in the ordinary course of business at a post-closing date;

          (g) any liens or encumbrances are released at Closing in sufficient counterparts to release and terminate such liens in all applicable public records;

          (h) Seller provides to Buyer an opinion of counsel, in the form attached hereto as Exhibit "H"; and

          (i) Guarantor provides to Buyer an opinion of counsel, in the form attached hereto as Exhibit "I."


                         ARTICLE XI
        Seller's Conditions Precedent to Obligations
        --------------------------------------------

     11.1 Conditions Precedent to Obligations of Seller. The obligations of Seller hereunder at the Closing shall be subject, at its option, to the following conditions:

          (a) all representations and warranties of Buyer herein are, at and as of the Closing Date, true and correct with the same force and effect as if they had been made on the date thereof, and Buyer shall deliver an officer's certificate at Closing, in form attached hereto as Exhibit "J";

          (b) Buyer performs all of its obligations hereunder to be performed at or prior to the Closing Date;

          (c) Buyer provides to Seller an opinion of counsel, in the form attached hereto as Exhibit "K";

          (d)     the aggregate of all adjustments to the
Preliminary Purchase Price for Defective Interests shall not exceed 10% of the Preliminary Purchase Price;

          (e) no suit, action or other proceeding brought by an unaffiliated third party shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit the Closing or seeking damages against Seller or Buyer as a result of the consummation of this Agreement; and

          (f) Buyer and Seller shall have received all material consents, permissions, novations and approvals by third parties in connection with the sale and transfer of the Properties, and all necessary waivers of any preferential and similar rights of third parties to purchase any part of the Properties, except certain governmental consents customarily generated and received in the ordinary course of business at a post-Closing date.


                          ARTICLE XII
             Right of Termination and Abandonment
             ------------------------------------

     12.1 Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:
(a) by Seller if the conditions set forth in Article XI are not satisfied or waived as of the Termination Date; (b) by Buyer if the conditions set forth in Article X are not satisfied or waived as of the Termination Date; or (c) at any time by the mutual written agreement of Buyer and Seller.

     12.2 Liabilities Upon Termination. If this Agreement is terminated for any reason set forth in Section 12.1, the parties shall have no further liability or obligation to any other party hereto.

          (a) Notwithstanding the foregoing, if all conditions precedent to the obligations of Buyer set forth in
Article X have been met and the transactions contemplated by this Agreement are not consummated on or before the Termination Date because of the failure of Buyer to perform its obligations hereunder, then in such event, Seller shall have the option to terminate this Agreement. Seller hereby agrees that said termination shall be its sole and exclusive remedy. Seller expressly waives any and all other remedies, legal and equitable, that it may otherwise have for Buyer's failure to close.

          (b) Notwithstanding the foregoing, if all conditions precedent to the obligations of Seller set forth in
Article XI have been met and the transactions contemplated by this Agreement are not consummated on or before the Termination Date because of the failure of Seller to perform its obligations hereunder, then in such event, Buyer shall have the option to terminate this Agreement. Buyer hereby agrees that said termination shall be its sole and exclusive remedy. Buyer expressly waives any and all other remedies, legal and equitable, that it may otherwise have for Seller's failure to close.


                         ARTICLE XIII
       Transactions at and after Closing; Procedure
       --------------------------------------------

     13.1 Closing Date Procedure. On or immediately prior to the Closing Date, the parties shall exchange the documents set forth in Section 13.5 pursuant to the terms of this Agreement and shall cause to be executed, acknowledged, delivered, filed and recorded all instruments, and shall cause all other acts to be done as shall be reasonably required to make the sale of the Properties effective under applicable laws.

     13.2 Closing Documents. On or before the Closing Date, each party shall deliver to the other such instruments and documents as are reasonably necessary or desirable in order to carry out the purposes of this Agreement, such instruments and documents to be in form and substance reasonably satisfactory to counsel of the other party.

     13.3 Time of Closing. Subject to the conditions stated in this Agreement, the Closing shall be held at 10 a.m., local time, on January 2, 1996.

     13.4 Place of Closing. The Closing shall be held at the offices of Buyer.

     13.5 Closing Obligations. Seller and Buyer covenant and hereby obligate themselves that at the Closing, the following events will occur, each being a condition precedent to the others, and each being deemed to have occurred simultaneous with the others:

          (a) Seller shall execute, acknowledge and deliver to Buyer an assignment, substantially in the form of Exhibit "F," conveying the Properties (other than properties excluded under Section 4.2), effective as of the Effective Date to Buyer;

          (b) Seller and Buyer shall execute and deliver a settlement statement showing the Preliminary Purchase Price, adjusted in accordance with this Agreement (the "Closing
Amount");

          (c) Buyer shall deliver to Seller the Closing Amount by wire transfer in immediately available funds;

          (d)   Seller shall deliver to Buyer exclusive
possession of the Properties (other than the Properties excluded under Section 4.2);

          (e) Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu of transfer orders directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Properties (other than the Properties excluded under Section 4.2);

          (f) Seller shall deliver the officer's certificate referred to in Article X. Buyer shall deliver the officer's certificate referred to in Article XI;

          (g) Seller shall furnish Buyer evidence of the release or termination statements, in form and substance satisfactory to Buyer and its counsel, of all liens and security interests securing indebtedness for borrowed money and covering any of the Properties;

          (h) Seller shall deliver to Buyer (x) Seller's counsel's opinion and (y) Guarantor's counsel's opinion;

          (i) Buyer shall deliver to Seller Buyer's counsel's opinion; and

          (j) Seller shall deliver to Buyer releases of all mortgages, liens, financing statements and other encumbrances burdening the Properties with respect to Seller.

     13.6   Further Assurances.

          (a) From time to time after Closing, Seller and Buyer shall execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested, in order more effectively to assure to said party all of the respective properties, rights, titles, interests and estates intended to be assigned and delivered in consummation of the transactions contemplated by this Agreement.

          (b) From and after Closing, promptly after their receipt thereof, but only to the extent that such proceeds shall not have been the subject of an adjustment to the Preliminary Purchase Price, (i) Seller agrees to pay promptly to Buyer any and all proceeds received by Seller that are attributable to the production of hydrocarbons from the Properties on or after the Effective Date and (ii) Buyer agrees to pay to Seller any and all proceeds that are attributable to the production of hydrocarbons from the Properties prior to the Effective Date. All such payments to be made to Buyer shall include the royalty or mineral owners' share of production which may be received by Seller and which is not distributed to the royalty or mineral owner because of title defect or other similar reasons.

     13.7 Post-Closing Adjustments. Within 60 days after the Closing, Buyer shall prepare and deliver to Seller, in accordance with generally accepted accounting principles, a statement (the "Final Settlement Statement") setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustments and the resulting final purchase price (the "Final Purchase Price"). Within 10 days after receipt of the Final Settlement Statement, Seller shall deliver to Buyer a written report containing any changes that Seller proposes to be made to the preliminary Final Settlement Statement. The parties undertake to agree with respect to the amounts due pursuant to such Post-Closing adjustments no later than 90 days after the Closing Date. The date upon which such agreement is reached, or upon which the Final Purchase Price is established, shall be herein called the "Final Settlement Date." In the event that (a) the Final Purchase Price is more than the Closing Amount, Buyer shall pay to Seller the amount of such difference, or (b) the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference, in either event by wire transfer in immediately available funds.


                           ARTICLE XIV
                          Miscellaneous
                          -------------

     14.1 Notices. All communications required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been duly made when delivered to the address below, or when telefax transmission is completed to the telefax number shown below, in either case showing the proper party to whose attention the notice is directed. Any party may, by written notice so delivered or transmitted to the other, change the address or telefax number to which delivery shall thereafter be made. Notices to Seller and Buyer shall be made at the addresses set forth below:

          (a)  If to Seller, to:

               XCL-TEXAS, INC.
               110 Rue Jean LaFitte
               Lafayette, Louisiana, 70508
               TELEFAX No.:  (318) 237-3316
               ATTENTION:     David A. Mellman
                              Executive Vice President

          (b)  If to Guarantor, to:

               XCL, LTD.
               110 Rue Jean LaFitte
               Lafayette, Louisiana, 70508
               TELEFAX No.:  (318) 237-3316
               ATTENTION:     David A. Mellman
                              Executive Vice President

          (c)  If to Buyer, to:

               CODY ENERGY, INC.
               7555 E. Hampden Avenue, Suite 600
               Denver, Colorado  80231
               TELEFAX No.:  (303) 695-3650
               ATTENTION:     Richard E. Westerberg
                              Executive Vice President

     14.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     14.3 Counterparts. This Agreement may be executed in any number of counterparts, which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes.

     14.4 Expenses. Each party hereto will bear and pay its own expenses of negotiating and consummating the transactions contemplated hereby.

     14.5 Section Headings. The section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning and interpretation of this Agreement.

     14.6 Entire Agreement. This Agreement, the documents to be executed hereunder, and the Exhibits attached hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto. All of the Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

     14.7 Governing Law. The validity of the various conveyances affecting the title to real property shall be governed by and construed in accordance with the law of the jurisdiction in which such property is situated. This Agreement, the other documents delivered pursuant hereto and the legal relations among the parties hereto shall be governed by and construed in accordance with the law of the State of Colorado and the parties hereby submit their grievances to the exclusive jurisdiction of the courts of the State of Colorado for the resolution of any dispute hereunder.

     14.8 Survival of Representations and Warranties. Except as expressly provided herein, the respective representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing and shall not be merged with any instrument or agreement hereafter executed or delivered; provided, however, that Seller's representation in Section 6.1(i) shall not survive past February 2, 1996, except for Title Defect Notices validly given on or before February 2, 1996.

     14.9 Assignment. Buyer may assign all or any portion of its respective rights or delegate any portion of its respective duties hereunder, so long as Buyer remains liable for the performance of its obligations hereunder.

     14.10 Public Announcements. The parties hereto agree that, prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto.

     14.11 Notices After Closing. Buyer and Seller hereby agree that each party shall notify the other of its receipt, after the Closing Date, of any instrument, notification or other document affecting the Properties while owned by such other party.

     14.12 Guaranty. Guarantor does hereby guaranty the representations and warranties of Seller and the performance of Seller's covenants and obligations under this Agreement (the "Guaranty"). In addition to all other remedies available to Buyer under this Agreement, Buyer shall have the right to specific performance by Guarantor of the Guaranty.

     IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the day and year first above written.


     GUARANTOR:

     XCL, LTD.



     By:     /s/ David A. Melman
        -------------------------
     Name:  David A. Melman
     Title: Executive Vice President


     SELLER:

     XCL-TEXAS, INC.


     By:    /s/ David A. Melman
        --------------------------
     Name:  David A. Melman
     Title: Vice President

     BUYER:

     CODY ENERGY, INC.


     By:    /s/ Richard E. Westerberg
        -----------------------------
     Name:  Richard E. Westerberg
     Title: Executive Vice President